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October 19, 1999
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                                                                    Exhibit 99.8

                     [LETTERHEAD OF HAMBRECHT & QUIST LLC]

Board of Directors
Greenberg News Networks, Inc.
1175 Peachtree Street, Suite 2400
Atlanta, GA 30361

Members of the Board:

We hereby consent to the inclusion of our opinion dated June 30, 1999 to the Board of Directors of Greenberg News Networks, Inc. (the "Company") as Annex G to, and to the reference thereto under the captions "Summary of the Proxy Statement/Prospectus - Opinion of Medcast's financial advisor" and "The
Medcast Merger - Opinion of Medcast's financial advisor" in, the proxy statement/prospectus (the "Proxy Statement/Prospectus") of Healtheon Corporation, WebMD, Inc., MedE AMERICA Corporation and the Company relating to the merger transaction between the Company and Healtheon. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

October 19, 1999



                                       Very truly yours,


                                       /s/ Hambrecht & Quist LLC
                                       -------------------------

                                       HAMBRECHT & QUIST LLC